As filed with the Securities and Exchange Commission on May 23, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

APPLE COMPUTER, INC.

(Exact name of Registrant as specified in its charter)

CALIFORNIA	94-2404110
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Infinite Loop

Cupertino, California  95014

(Address, including zip code, of principal executive offices)

Employee Stock Purchase Plan

2003 Employee Stock Plan

(Full title of the plan)

Nancy R. Heinen

General Counsel

Apple Computer, Inc.

One Infinite Loop, M/S 301-4CL

Cupertino, California 95014

(408) 996-1010

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value
• Newly reserved under Employee Stock Purchase Plan	2,000,000 shares	(1)	$29.75	(2)	$59,500,000	$7,003.15
• Newly reserved under 2003 Employee Stock Plan	49,000,000 shares	(1)	$35.00	(3)	$1,715,000,000	$201,855.50

(1)           Plus such indeterminable number of additional shares as may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Employee Stock Purchase Plan and 2003 Employee Stock Plan.

(2)                                  The Proposed Maximum Offering Price Per Share has been estimated in accordance with Rule 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on May 17, 2005, multiplied by 85%, which is the percentage of the trading price applicable to purchases under the Employee Stock Purchase Plan.

(3)           Estimated in accordance with Rule 457(c) and 457(h) solely for the purpose of calculating the filing fee on the basis of $35.00 per share, which represents the average of the high and low prices of the Common Stock as reported on the NASDAQ National Market for May 17, 2005.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                    Incorporation of Documents by Reference.

There are hereby incorporated by reference into this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the “Commission”):

(a)                                              The Registrant’s annual report on Form 10-K for the fiscal year ended September 25, 2004;

(a)                                             The Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 25, 2004;

(b)                                            The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 26, 2005;

(c)                                             All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since September 25, 2004;

(d)                                            The description of the Registrant’s common stock contained in the Registrant’s Registration Statements on Form 8-A filed with the Commission on October 30, 1981 registering such shares pursuant to Section 12 of the Exchange Act, including any amendment or report updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, also shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.                    Description of Securities.

Not applicable.

Item 5.                    Interests of Named Experts and Counsel.

Item 601(b)(5) of Regulation S-K, promulgated under the Securities Act, requires registrants seeking to register original issuance securities issued under an employee benefit plan to file as an exhibit to its registration statement on Form S-8 an opinion of counsel as to the legality of the securities being registered.  Nancy R. Heinen, Senior Vice President, General Counsel and Secretary of the Registrant, will pass upon the validity of the shares of the Registrant’s Common Stock registered pursuant to this Registration Statement on Form S-8.

Item 6.                    Indemnification of Directors and Officers.

Section 317 of the California General Corporations Law (the “CGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation, and in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

Section 204 of the CGCL provides that a corporation’s articles of incorporation may not limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) under Section 310 of the CGCL (concerning transactions between corporations and directors or corporations having interrelated directors) or (vii) under Section 316 of the CGCL (concerning directors’ liability for distributions, loans, and guarantees).

Section 204 further provides that a corporation’s articles of incorporation may not limit the liability of directors for any act or omission occurring prior to the date when the provision became effective or any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.  Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to a corporation’s shareholders for any violation of a director’s fiduciary duty to the corporation or its shareholders.

In accordance with Section 317, the Restated Articles of Incorporation, as amended (the “Articles”), of Apple Computer, Inc. (the “Company”) limit the liability of a director to the Company or its shareholders for monetary damages to the fullest extent permissible under California law.  The Articles further authorize the Company to provide indemnification to its agents (including officers and directors), subject to the limitations set forth above.  The Articles and the Company’s By-Laws (the “By-Laws”) further provide for indemnification of corporate agents to the maximum extent permitted by the CGCL.

Pursuant to the authority provided in the Articles and By-Laws, the Company has entered into indemnification agreements with each of its executive officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Company, and providing for certain other protection.  The Company also maintains insurance policies which insure its officers and directors against certain liabilities.

The foregoing summaries are necessarily subject to the complete text of the statute, the Articles, the By-Laws and the agreements referred to above and are qualified in their entirety by reference thereto.

Item 7.                    Exemption from Registration Claimed.

Not applicable.

Item 8.                    Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

5.1	Opinion of counsel as to the legality of the securities being registered hereby.
10.A.6	Employee Stock Purchase Plan, as amended through April 21, 2005
10.A.51	2003 Employee Stock Plan, as amended through April 21, 2005
23.1	Consent of counsel (included in Exhibit 5.1).
23.3	Consent of KPMG LLP.
24.1	Power of attorney (included on page II-4 of this Registration Statement).

Item 9.                    Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; and

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, County of Santa Clara, State of California, on the 20th day of May 2005.

APPLE COMPUTER, INC.

By:	/s/ Peter Oppenheimer
Peter Oppenheimer
Senior Vice President and
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Steven P. Jobs, Peter Oppenheimer and Nancy R. Heinen, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven P. Jobs	Chief Executive Officer and Director	May 20, 2005
Steven P. Jobs	(Principal Executive Officer)

/s/ Peter Oppenheimer	Senior Vice President and Chief Financial	May 20, 2005
Peter Oppenheimer	Officer (Principal Financial Officer)

/s/ Fred D. Anderson	Director	May 20, 2005
Fred D. Anderson

/s/ William V. Campbell	Director	May 20, 2005
William V. Campbell

/s/ Millard S. Drexler	Director	May 20, 2005
Millard S. Drexler

/s/ Albert Gore	Director	May 20, 2005
Albert Gore, Jr.

/s/ Arthur D. Levinson	Director	May 20, 2005
Arthur D. Levinson

/s/ Jerome B. York	Director	May 20, 2005
Jerome B. York

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of counsel as to the legality of the securities being registered hereby.
10.A.6	Employee Stock Purchase Plan, as amended through April 21, 2005
10.A.51	2003 Employee Stock Plan, as amended through April 21, 2005
23.1	Consent of counsel (included in Exhibit 5.1).
23.3	Consent of KPMG LLP.
24.1	Power of attorney (included on page II-4 of this Registration Statement).